                                                                    EXHIBIT 10.5

**** CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


                               [CROSSROADS LOGO]

                                 OEM AGREEMENT

                                    between

                            CROSSROADS SYSTEMS, INC.

                                      and

                         STORAGE TECHNOLOGY CORPORATION

                                  OEM AGREEMENT

                  This OEM Agreement ("Agreement") is made and entered into as of April 23, 1998 ("Effective Date"), by and between Crossroads Systems, Inc., a Delaware corporation, having a principal place of business at 9390 Research Blvd., Suite II-300, Austin, Texas 78759 ("Crossroads"), and Storage Technology Corporation, a Delaware corporation, having a principal place of business at 2270 South 88th Street, Louisville, Colorado 80028 ("OEM").

                  WHEREAS, Crossroads is in the business of, among other things, developing, manufacturing and distributing certain storage router products;

                  WHEREAS, OEM desires to purchase such Crossroads products for use in connection with certain OEM products; and

                  WHEREAS, Crossroads desires to sell such Crossroads products to OEM on the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

              1.1 "OEM Product" shall mean an OEM product specified in Exhibit A attached hereto.

              1.2 "Crossroads Product" or "Product" shall mean the Crossroads product (comprised of both Hardware and Software, as such terms are defined below) specified in Exhibit B attached hereto and all documentation thereto provided by Crossroads to OEM hereunder.

              1.3 "Hardware" shall mean the hardware portion of the Crossroads Product specified in Exhibit B attached hereto.

              1.4 "Software" shall mean the software or firmware portion of the Crossroads Product specified in Exhibit B, in object code format only, including updates, modifications or new releases of such software that may be provided by Crossroads to OEM from time to time pursuant to the terms of this Agreement.

              1.5 "Spare Parts" or "FRUs" (Field Replaceable Units) shall mean those parts or components of Product specified in Exhibit D attached hereto.

              1.6 "Written" shall mean in writing, including facsimile or e-mail /EDI.

                                    ARTICLE 2

                        OEM APPOINTMENT; SOFTWARE LICENSE

         2.1  OEM Appointment.

              (a) OEM shall have the right to purchase and market, sell and distribute Crossroads Products only as set forth below:

                     (i) OEM shall have the worldwide, non-exclusive right to market, sell and distribute Crossroads Product as bundled together with or incorporated into an OEM Product and under OEM's brand name and trademark to its customers, distributors and end users; and

                     (ii) OEM shall have the right to market, sell and distribute Crossroads Product worldwide on a standalone basis under OEM's brand name and trademark TO its customers, distributors and end users.

              (b) OEM shall have the right to request in writing that future Crossroads products be added to this Agreement. Crossroads shall accept or reject such request in its reasonable discretion.

         2.2  Software License

              (a) Subject to the terms and conditions of this Agreement, Crossroads grants OEM a worldwide non-transferable, non-sublicensable (except as set forth in Section 2.2(c) below), nonexclusive right and license ("License") to use the Software only as incorporated into the Hardware as part of a Crossroads Product and only in accordance with the applicable user documentation provided by Crossroads. The License for any Software (or portion thereof) is not transferable from the particular Hardware specified in Exhibit B to any other system or any upgrade of that Hardware without the prior written consent of Crossroads. OEM has no right to receive, use or examine any source code or design documentation relating to the Software, without the prior written consent of Crossroads.

              (b) As between the parties, Crossroads retains all right, title and interest in and to and ownership of, and all proprietary rights with respect to, the Software and all copies and portions thereof, whether or not incorporated into or with other software or products. The License does not constitute a sale of the Software or any portion or copy thereof.

              (c) OEM shall have the right to sublicense the Software (i) only to its customers, distributors and end users of the Crossroads Product as bundled together with an OEM Product or on a standalone basis under OEM's brand name and trademark, (ii) only in object code form and (iii) only as incorporated into the Hardware as part of a Crossroads Product. OEM agrees that each copy of the Software sublicensed to its customers, distributors or end users hereunder will only be distributed pursuant to license agreements that are pursuant to license agreements that are substantially in the form of the shrink-wrap agreement as provided by Crossroads and containing all material terms thereof.

              (d) Copying of the Software or any portion thereof, including, without limitation, Software that has been modified or incorporated into or with other software, is expressly forbidden except in those cases where field upgrades are required. Only in such instances, Crossroads will explicitly grant OEM written approval for same. OEM shall not (and shall not knowingly allow any third party to): (i) decompile, disassemble or otherwise reverse engineer or attempt to reconstruct or discover any source code or underlying ideas or algorithms or file formats or programming or interoperability interfaces of the Software or any files contained in or generated using the Software by any means whatsoever, (ii) remove any product identification, copyright or other notices,
(iii) provide or use the Software to or for the benefit of third parties, (iv) modify, incorporate into or with other software or create a derivative work of any part of the Software, (v) load or use any portion of the Software (whether or not modified or incorporated into or with other software) on or with any hardware, machine or system other than the applicable Hardware.

         2.3  Certain Obligations of OEM. OEM agrees:

              (a) to not (i) disassemble, decompile or otherwise reverse engineer the Crossroads Product or otherwise attempt to learn the structure, source code, algorithms or ideas underlying the Crossroads Product or (ii) copy, alter or modify the Crossroads Product;

              (b) to acknowledge Crossroads as the manufacturer of the Crossroads Product where appropriate and to include and maintain Crossroads' proprietary notices (including, without limitation, patent, trademark and copyright notices) on the Crossroads Product where appropriate as Crossroads may reasonably require;

              (c) to comply with all applicable laws and regulations in connection with its activities relating to the Crossroads Product; and

              (d) to immediately notify Crossroads of any adverse or unexpected results or any actual or potential government action relevant to a Crossroads Product and, if and to the extent requested by Crossroads in writing, to suspend use of that Crossroads if reasonably necessary in accordance with such actual or potential action.

         2.4 Technology Escrow. Upon OEM's written request, Crossroads shall, at OEM's expense, place and maintain all source code and related documentation for the Software and all design materials and specifications relating to the Hardware that are necessary to manufacture the Crossroads Product ("Escrow Materials") in escrow with an escrow agent of Crossroads' choice and pursuant to a written escrow agreement ("Escrow Agreement"). Under the Escrow Agreement, OEM shall be entitled to obtain the Escrow Materials only in the event that Crossroads (or any successor in interest) completely ceases its business operations or seeks protection under any Chapter 7 bankruptcy, receivership, trust deed, creditors arrangement or comparable proceeding. OEM shall not sublicense, distribute or disclose Escrow Materials to any third party except as provided in the Escrow Agreement. In the event that Crossroads is unable to deliver the Product to OEM in accordance with and subject to all terms and conditions of this Agreement for a continuous period of four months, Crossroads agrees to negotiate in good faith with OEM regarding granting OEM appropriate manufacturing rights.

                                    ARTICLE 3

                          FORECASTS; ORDERS; DELIVERY;
                           RESCHEDULING: CANCELLATION

         3.1  Forecasts.

              (a) Upon execution of this Agreement, OEM shall deliver to Crossroads a non-binding good faith forecast of its quantity requirements and shipping dates for Crossroads Product for the six (6) month period commencing with the month of the Effective Date. Thereafter, OEM shall submit to Crossroads at or prior to the end of each month a non-binding good faith rolling forecast of its quantity requirements for Crossroads Product for the following six (6) months.

              (b) For each monthly forecast of Crossroads Product, the amount of any Crossroads Product forecasted for delivery may be adjusted by OEM only as specified in Exhibit F attached hereto.

              (c) OEM's forecasts and orders shall be made in good faith, and OEM shall act in a commercially reasonable manner to schedule orders to avoid creating over or under capacity problems for Crossroads.

         3.2  Orders.

              (a) All orders for Crossroads Product hereunder shall be submitted by OEM to Crossroads in writing in advance of requested delivery as specified in Exhibit F. All purchase orders submitted by OEM to Crossroads hereunder shall be subject to Section 3.1 above. Each purchase order shall specify the quantity, Crossroads and/or OEM's part number, price, shipping date, shipping destination, shipping method and any other relevant information relating to the ordered Crossroads Product. It is agreed that all such orders shall be governed by the provisions of this Agreement and that any conflicting provisions of OEM's purchase order, or Crossroads' acknowledgment thereof, either printed, stamped, typed or written shall not be applicable unless specifically approved in writing by both parties.

              (b) Orders may be issued, submitted or communicated, as applicable, either in writing or by electronic data exchange ("EDI"). All EDI orders, verifications, forecasts, responses, acknowledgements and other communications shall be subject to the terms and conditions of this Agreement.

              (c) In the event of a shortage of Product for whatever reason other than for unplanned-for increases in orders, Crossroads will determine a fair share allocation of available Crossroads Product by giving special consideration to its OEMs whose forecasts are both timely and generally accurately reflected by their order histories. The allocation percentages of Product available to each of Crossroads' OEMs will be based on the average of the last 90-days of an OEM's orders vis a vis that OEM's associated order forecast for the affected allocation period and each OEM's actual portion of Crossroads' Product shipment history for that same period. Notice of any such allocation issue and Crossroads' follow-on determinations will be promptly made to and reviewed with the OEM.

         3.3  Acknowledgment/Acceptance.

              (a) Within one (1) business day after its receipt of a purchase order from OEM hereunder, Crossroads shall provide OEM with acknowledgment of receipt of such purchase order.

              (b) Within two (2) business days after its receipt of a purchase order from OEM hereunder, Crossroads shall provide OEM with written acceptance or rejection of such purchase order (or portion thereof).

         3.4  Delivery.

              (a) All Crossroads Product delivered hereunder shall be F.O.B. Crossroads' warehouse or place of production. Shipment will be deemed complete and risk of loss or damage to the Crossroads Products will pass to OEM upon delivery to the carrier at Crossroads' warehouse or place of production.

              (b) Crossroads shall use reasonable commercial efforts to ship Crossroads Product on the applicable shipping date. On-time delivery will include those shipments made up to five (5) days early and zero (0) days late. Subject to the other terms and conditions of this Agreement, Crossroads shall use reasonable commercial efforts to promptly fill OEM's written orders for Crossroads Product which are accepted in writing by Crossroads.

              (c) Crossroads will, for a reasonable handling fee, facilitate drop-shipments FOB Crossroads' plant to OEM's end users, provided that the OEM's requests do not adversely impact Crossroads' ability to perform under this Agreement. Should a drop-shipment fail upon initial plug-in, such DOA failures will immediately be replaced with Product shipped from the OEM's DOA spares stock. Spares will be new-build Product only. Crossroads will make every effort to replenish OEM's DOA spares stock on an expedited basis to ensure OEM's ability to maintain this stock at a minimum mutually agreed upon level of units.

         3.5  Incidental Charges.

              (a) All customs, duties, costs, insurance premiums, other expenses relating to such transportation and delivery, all costs of compliance with export and import controls and regulations, and all sales, use, withholding, value-added, excise and similar taxes or charges are not included in the prices of the Crossroads Product and shall be borne by OEM.

              (b) Crossroads agrees to transfer to OEM all relevant customs duty and import drawback rights, if any.

         3.6  Rescheduling.

              (a) OEM may, at no charge to OEM, reschedule the delivery of Crossroads Product to any date within the same calendar quarter of the original Ship Date for such purchase order, provided that written notice of such rescheduled delivery date is received in accordance with Exhibit F and accepted in writing by Crossroads.

              (b) OEM shall not have the right to cancel any unshipped order for Crossroads Product that has been previously rescheduled.

         3.7  Cancellation.

              (a) OEM may, at no charge to OEM, cancel any unshipped order for Crossroads Product, provided that Crossroads receives written cancellation notice in accordance with Exhibit F.

              (b) Notwithstanding the above, OEM shall not have the right to cancel any unshipped order for Crossroads Product that has been previously rescheduled.

              (c) OEM may, at no charge to OEM, cancel any unshipped order for Crossroads Product that is more than 30 days past due, including any unshipped order that has been on stop-ship for quality/reliability reasons for more than 30 days.

         3.8  Unique Components.

              (a) Notwithstanding the above, OEM shall be liable for either custom or any low-usage standard components (collectively, "unique components") required to satisfy forecasts hereunder for which orders are neither timely placed nor forthcoming. Unique components include, but are not limited to: low-usage parts (such as long-wave GLMs, special rails, etc.); custom chassis color, label or artwork; customized printed materials (such as manuals, warranty cards, quick-install guides); customized packaging/shipping materials or labels; OEM-specific firmware; or other non-standard Crossroads Product components that are required by OEM, but not otherwise readily usable by or for Crossroads' other OEMs. OEM-authorized unique components will be specified on the OEM Requirements Document created by Crossroads and OEM.

              (b) In the event that OEM significantly reduces or completely eliminates its forecast and/or orders, OEM shall be liable for any and all costs associated with unique components, including all product in WIP that cannot be reworked for resale to other Crossroads' customers, all components that cannot be returned to supplier by Crossroads, and all associated rework expenses or restocking charges. OEM's liability for unique components is limited to existing orders plus an additional stock sufficient to cover OEM's follow-on 3 months of potential orders as projected by OEM in its forecast that was in effect 3 months prior to the most recently received order or notice of OEM's decision to significantly, or even completely, reduce purchases of the affected Crossroads Product.

              (c) Any Proprietary Information which is independently developed in the course of performance and development of unique components to the Crossroads Products by the employees and/or agents of one of the parties hereto shall be and remain the property of that party. Any such

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Proprietary Information may be licensed by such party to the other party on a non-exclusive basis and subject to the parties entering into a mutually acceptable written license agreement.

         3.9 Authorized Purchasers. For purposes of this Agreement, those OEM-related entities who are authorized by OEM to also submit purchase orders directly to Crossroads in accordance with Section 3.2 above are identified on Exhibit H.

                                    ARTICLE 4

                               PRICE AND PAYMENTS

         4.1   Price.

              (a) For Crossroads Product purchased hereunder, OEM shall pay to Crossroads the prices specified in Exhibit D attached hereto and incorporated herein by this reference, as may be amended from time to time by the mutual written agreement of the parties.

              (b) Pursuant to Article 7, OEM may from time to time request a change in the Specifications for a Crossroads Product. If such OEM changes result in a material change in Crossroads' costs or in the time for performance, Crossroads and OEM shall negotiate in good faith such adjustments as the parties deem appropriate to address such changes and modify Exhibit D accordingly.

              (c) OEM may at anytime request a quotation from Crossroads to reconfigure Crossroads Product. Such pricing and the amount of time for Crossroads' performance of such reconfiguration will be provided to OEM within five (5) business days of Crossroads' receipt of OEM's written request. Pursuant to Section 6, the warranty for such reconfigured product will be the longer of
(a) a period of ninety (90) days after delivery of such reconfigured Crossroads Product to OEM or (b) the remaining Warranty Period of the original Crossroads Product that was reconfigured. The procedure for return of such material will be in accordance with the RMA Procedure attached hereto as Exhibit G. All cost of shipping, insurance, screening, and reconfiguration will be borne by OEM.

         4.2 Terms of Payment. All payments for Crossroads Product due hereunder to Crossroads shall be paid to Crossroads in United States dollars no later than thirty (30) days following the date of Crossroads' applicable invoice. Late payments not promptly corrected after notification to OEM by Crossroads or persistent late payments may be assessed a service fee of one and one-half percent (1.5%) per month or, if lower, the maximum extent allowed by law.

         4.3 [****]

****CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

                                    ARTICLE 5

                   TRAINING; TECHNICAL SUPPORT; DOCUMENTATION

         5.1 Training. During the term of this Agreement and upon OEM's written request, Crossroads will provide, at no charge to OEM, an agreed upon number of days of training regarding the Crossroads Product for an agreed upon number of OEM personnel at Crossroads' facilities (or such other location mutually agreed upon by both parties) and at mutually agreeable times. Each party will bear its own expenses in connection with such training. Additional training requested by OEM will be provided by Crossroads at Crossroads' then current training fee rates and at OEM's sole cost and expense (including, without limitation, reimbursement to Crossroads for reasonable out-of-pocket costs and traveling and accommodation expenses incurred by Crossroads in providing such additional training). Crossroads' training fees as of the Effective Date of this Agreement are set forth in Exhibit E attached hereto and incorporated herein by this reference.

         5.2  Technical Maintenance and Support.

              (a) OEM shall be responsible for providing first and second level technical maintenance and support for the Crossroads Product to its distributors and to end users to whom OEM or its distributors have sold or distributed Crossroads Product as bundled together with an OEM Product or on a standalone basis under OEM's brand name and trademark. For the purpose of this Agreement, "first level" technical maintenance and support shall mean: direct customer interaction; information collection and analysis; identification of whether the problem is known and has a known solution; problem recreation; problem report administration and tracking. "Second level" technical maintenance and support is expected to resolve all "known problems" and non-latent defect problems. Problems that are unable to be resolved at this level will be escalated by the OEM to the "third level" support provided by Crossroads.

              (b) Crossroads shall provide to OEM only third level technical maintenance and support for the Crossroads Product. For the purpose of this Agreement, "third level" technical maintenance and support shall mean: (i) resolving technical problems with the Crossroads Product, (ii) on line simulation of Hardware failures and corrective actions to remedy such failures and (iii) on-line simulation of Software failures and corrective actions to remedy such failures. Such technical support shall be provided via telephone or electronic support during Crossroads' normal business hours (or such other times as mutually agreed upon by both parties in writing) or on-site visits as necessary and mutually agreed upon by both parties in writing. Each party shall designate one of its employees as a technical representative ("Technical Representative") and shall promptly advise the other party in writing of such Technical Representative's name. The Technical Representative shall be responsible for, among other things, all technical support inquiries hereunder.

              (c) Crossroads' and OEM's Technical Support Escalation will be mutually established and agreed upon.

              (d) Upon termination of this Agreement, except if termination is for cause by Crossroads, Crossroads shall provide OEM with up to six (6) months of continued technical support.

         5.3 Documentation. Crossroads will provide OEM with technical documentation, in a mutually agreed upon format, describing techniques needed to isolate and/or repair Product failures with minimum customer impact (these techniques will emphasize both a "how to fix" and a "how it works" approach). In addition, Crossroads will provide OEM with copies of all training materials and permit OEM to utilize same to conduct appropriate product training for its customers or distributors.

         5.4 Quality and Reliability. Crossroads will provide OEM with the remedies as specified in EXHIBIT 1.

                                    ARTICLE 6

                  ACCEPTANCE; WARRANTY; OUT-OF-WARRANTY REPAIRS

         6.1  Acceptance/Rejection of Crossroads Product in Case of
Nonconformity.

              (a) Acceptance. Crossroads Product delivered by Crossroads to OEM, will be deemed accepted if not rejected by OEM pursuant to Section 6.1(b) below. In the event OEM requests drop-shipment delivery directly to OEM's end-users pursuant to Section 3.4 above, such drop-shipments will also be covered by the acceptance procedures under this Section 6.1.

              (b) Rejection. OEM may reject any shipment of Crossroads Product that does not substantially conform with the specifications contained in Exhibit C attached hereto. In order to reject a shipment, OEM must (i) give written notice to Crossroads of OEM's intent to reject the shipment within fifteen (15) days of receipt together with a written indication of the reasons for such possible rejection, and (ii) as promptly as reasonably possible thereafter, but in any event within an additional five (5) business days, provide Crossroads with written notice of final rejection and the full basis therefor. After notice of intent to reject is given, OEM shall cooperate with Crossroads in determining whether rejection is necessary or justified. If no such notice of intent to reject is received by Crossroads within the fifteen (15) day period specified above, OEM shall be deemed to have accepted such delivery of Crossroads Product. Crossroads shall notify OEM as promptly as reasonably possible whether it accepts OEM's basis for any rejection, but in any event within an additional five (5) business days

              (c) Return of Rejected Material. OEM must obtain a Return Material Authorization ("RMA") in writing from Crossroads prior to returning any rejected Crossroads Product to Crossroads, in accordance with the RMA Procedure outlined in Exhibit G. OEM must return any such Crossroads Product with any bar code labels intact and in commercially acceptable packaging to ensure damage-free transportation to Crossroads. Such packaging shall conspicuously bear the Return Material Authorization ("RMA") number. If Product is received in damaged condition due to inadequate packaging, the Product will, at OEM's option and expense, either be returned as-is, repaired according to Crossroads then-current repair prices, or replaced. Cost of shipping, insurance, screening, repair and/ or replacement of rejected material will be borne by Crossroads.

              (d) Replacement of Product. Crossroads will use its diligent commercial efforts to repair or replace such rejected Crossroads Product with new or like-new components within thirty (30) days or as otherwise agreed by the Parties, after receipt of the rejected Crossroads Product. With respect to such repaired or replacement Product, the warranty set forth in Section 6.2 below shall commence on the date of delivery of such repaired or replacement Product.

              (e) Corrective Action. A written corrective action report addressing the steps that will be taken to eliminate the recurrence of the problem will be provided prior to reshipment.

              (f) Credit. OEM may request credit for Crossroads Product not replaced within thirty (30) days or as otherwise agreed by the parties.

         6.2  Warranty.

              (a) Limited Warranty. Crossroads warrants only to OEM that the Crossroads Product will comply in all material respects to Crossroads' specifications therefor for a period of fifteen (15) months after delivery to OEM ("Warranty Period"). Crossroads Product provided hereunder by Crossroads that does not comply with the warranty set forth in this section and is returned by OEM to Crossroads during the Warranty Period will, at Crossroads' sole option, either be repaired, replaced or, if neither of the foregoing is feasible, credited at the then-current purchase price therefor.

              (b) Return of Material Under Warranty. OEM must obtain a Return Material Authorization ("RMA") in writing from Crossroads prior to returning any Crossroads Product under warranty, in accordance with the RMA Procedure outlined in Exhibit G. OEM must return any such Crossroads Product with any bar code labels intact and in commercially acceptable packaging to ensure damage-free transportation to Crossroads. Such packaging shall conspicuously bear the Return Material Authorization ("RMA") number. If Product is received in damaged condition due to inadequate packaging, the Product will, at OEM's option and expense, either be returned as-is, repaired according to Crossroads then-current repair prices, or replaced. OEM shall bear the cost of freight and insurance to the point of Crossroads' designated facility. Crossroads will bear the cost of freight and insurance for return of goods to OEM.

              (c) Repair Warranty Period. With respect to Crossroads Product repaired or replaced by Crossroads under Section 6.2(a) above, Crossroads warrants only to OEM that such repaired or replacement Crossroads Product will comply in all material respects to Crossroads' specifications therefor for the longer of (a) a period of ninety (90) days after delivery of such repaired or replacement Crossroads Product to OEM or (b) the remaining Warranty Period of the original Crossroads Product that was repaired or replaced.

              (d) Advance Replacement Stock. To expedite replacement and ensure minimal downtime, OEM and Crossroads agree to each hold a reasonable number of replacement units in inventory for quick advance fulfillment using the RMA process outlined in Exhibit G.

              (e) Voided Warranties. The foregoing warranty does not extend to any Crossroads Product that is modified or altered, is used, maintained or stored other than in conformity with Crossroads' recommendations or instructions, has its serial number or bar code label removed or altered or is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment). OEM's SOLE REMEDY WITH RESPECT TO ANY WARRANTY OR DEFECT IS AS STATED ABOVE.

         6.3 Warranty Disclaimer. EXCEPT FOR THE LIMITED WARRANTY SET FORTH ABOVE IN SECTION 6.1 AND INFRINGEMENT INDEMNIFICATION PROVISION SET FORTH IN
SECTION 9.1 BELOW, CROSSROADS MAKES NO OTHER WARRANTIES WITH RESPECT TO THE CROSSROADS PRODUCT, HARDWARE, SOFTWARE, DOCUMENTATION, LICENSES, SPECIFICATIONS OR ANY SERVICES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. FURTHER, CROSSROADS DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE SOFTWARE OR ASSOCIATED OR WRITTEN MATERIALS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

         6.4 Out-of-Warranty Repairs. During the term of this Agreement, Crossroads agrees to use reasonable commercial efforts to refurbish to a "like new" condition any out-of-warranty Crossroads Product at Crossroads' then current refurbishment prices and estimated turn-around times. Crossroads' refurbishment prices as of the Effective Date of this Agreement are set forth in Exhibit E. Such prices may be changed from time to time at Crossroads' sole discretion, but only with a minimum of thirty (30) days written notice to OEM. Any such changes will be deemed automatically incorporated into Exhibit E by such written notice. With respect to Crossroads Product that are refurbished under this Section 6.4, Crossroads warrants only to OEM that such refurbished Crossroads Product will comply in all material respects to Crossroads' specifications therefor attached as Exhibit C for a period of ninety (90) days after delivery to OEM. Except for the duration of the Warranty Period, the terms and conditions of Section 6.2 shall apply to such warranty for refurbished Crossroads Product.

              (a) Return of Out-of-Warranty Material. OEM must obtain a Return Material Authorization ("RMA") in writing from Crossroads prior to returning any out-of-warranty Product, in accordance with the RMA Procedure outlined in Exhibit G. OEM must return any such Crossroads Product with any bar code labels intact and in commercially acceptable packaging to ensure damage-free

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




transportation to Crossroads. Such packaging shall conspicuously bear the Return Material Authorization ("RMA") number. If Product is received in damaged condition due to inadequate packaging, the Product will, at OEM's option and expense, either be returned as-is, repaired according to Crossroads then-current repair prices, or replaced. All cost of shipping, insurance, screening, repair and/or replacement of rejected material will be borne by OEM.

              (b) Repair of EOL Product. Out-of-warranty repair of EOL ("end-of-life") Product will be offered on a time-and-materials basis for a period of five (5) years after discontinuance, as long as the proper components remain available.

                                    ARTICLE 7

                      PRODUCT MODIFICATIONS; DISCONTINUANCE

         7.1  Product Modifications

              (a) Crossroads' Modifications. From time to time, Crossroads may, in its sole discretion, determine that certain changes or modifications to a Crossroads Product are appropriate or desirable. In such event, Crossroads will provide written notice to OEM that includes, without limitation, a summary of the change, engineering documentation supporting the technical acceptability (test verification) of the change, and other data as appropriate that shows the change will have no net adverse effect on the Crossroads Product. Such notice shall be provided to OEM pursuant to the following schedule:

                     (i) Crossroads will provide OEM with thirty (30) days prior written notice for non-material changes to Crossroads Product that do not materially affect the functionality, performance interchangeability or maintainability of the Crossroads Product. Crossroads is not obligated to obtain OEM's approval in order to make and implement such modifications; Notwithstanding the foregoing, should OEM object to such change, OEM must notify Crossroads in writing within 5 business days of receipt together with a written indication of the reasons for such disapproval, including the full basis therefor. OEM agrees to not unreasonably disapprove such non-material changes.

                     (ii) Crossroads will provide OEM with sixty (60) days prior written notice for material changes to Crossroads Product that do materially affect the functionality, performance interchangeability or maintainability of the Crossroads Product (including point of manufacture). In order to disapprove a change, OEM must (i) give written notice to Crossroads of OEM's intent to disapprove the change within fifteen (15) days of receipt together with a written indication of the reasons for such possible disapproval, and (ii) as promptly as reasonably possible thereafter but in any event within an additional fifteen (15) days, provide Crossroads with written notice of final disapproval and the full basis therefor. After notice of intent to disapprove is given, OEM shall cooperate with Crossroads in determining whether disapproval is necessary or justified. If no such notice of intent to disapprove is received by Crossroads within the fifteen (15) day period specified above, OEM shall be deemed to have approved of such proposed change in its entirety. Crossroads shall notify OEM as promptly as reasonably possible whether it accepts OEM's basis for any disapproval. OEM agrees to not unreasonably withhold or delay its approval under this Section.

                     (iii) Crossroads will provide support for up to two (2) of the most recent prior major releases of the Software.

              (b) OEM's Modifications From time to time, OEM may request certain changes or modifications to a Crossroads Product. In such event, OEM will provide written notice to Crossroads that includes, without limitation, a summary of the change, engineering or other documentation supporting the request. The parties agree to negotiate such changes in good faith, including whether such changes are exclusive or custom.

              (c) Specifications / Price Changes. If any modification to Crossroads Product requires a change to the specifications for or price of Crossroads Product, the parties agree to amend Exhibit C and / or Exhibit D as appropriate and as mutually agreed upon by the parties.

              (d) Performance Impact. If any modification, or implementation delay thereof, to Crossroads Product affects the time for performance under this Agreement, the parties agree to negotiate in good faith adjustments as the parties deem appropriate to swiftly resolve such impact.

              (e) Availability. During the term of this Agreement, Crossroads agrees to make available to OEM, at Crossroads' then current price (if any), all modifications to Crossroads Products (including, without limitation, Software upgrades) that Crossroads makes generally available to its other OEMs. Crossroads shall not be obligated to make available to OEM any customized modifications made by or for Crossroads for any third party.

              (f) Proprietary Information. Any Proprietary Information which is independently developed in the course of performance and development of modifications to the Crossroads Products by the employees and/or agents of one of the parties hereto shall be and remain the property of that party. Any such Proprietary Information may be licensed by such party to the other party on a non-exclusive basis and subject to the parties entering into a mutually acceptable written license agreement.

              (g) Mandatory Field Changes. Changes to the Product that Crossroads deems are required to correct or ensure proper functionality of previously shipped product to satisfy the attached Product Specification will be jointly reviewed by the parties to determine the appropriate method of modification. All materials will be supplied by Crossroads for previously shipped Product. Labor to install any such changes in the field for Product under Warranty will be borne by OEM and reimbursed by Crossroads at the maximum charge of one (1) hour per customer site at OEM's fully burdened hourly cost for technical support, the current rate of which is $150 per hour. Such reimbursement will be in the form of a credit against any account receivables of OEM. The cost of any field changes made to Product that is out-of-warranty will be borne solely by OEM.

              (h) Emergency Changes. Notwithstanding the notice periods set forth above, in the event that the parties mutually agree that any change should be made on an emergency basis, the parties agree to promptly and in good faith negotiate and implement such emergency change.

         7.2  Discontinuance of Crossroads Product.

              (a) End-of-Life. If, during the term of this Agreement, Crossroads decides to discontinue any Crossroads Product, Crossroads will provide OEM with six (6) months prior written notice of such discontinuance. Crossroads will advise OEM if a follow-on product is expected to have performance / features that are equal to or better than the Product being discontinued, offering the potential to be purchased as a replacement product. In addition, Crossroads will offer OEM the opportunity to make a one-time end-of-life purchase of such discontinued Crossroads Product in at least such quantities necessary for OEM to fulfill its forecast requirements for such discontinued Crossroads Product ("End-of-Life Order"). Notwithstanding Section 3, an End-of-Life order must be received by Crossroads at least 60 days prior to discontinuance and scheduled for delivery within 60 days after discontinuance. Crossroads shall use reasonable commercial efforts to deliver such discontinued Crossroads Product ordered by OEM pursuant to an End-of-Life Order.

              (b) Government Contracts. If, during the term of this Agreement, OEM is obligated to provide any discontinued Crossroads Product under any government contract that requires twelve (12) months or more advance notice of a discontinued Crossroads Product for which there is no follow-on replacement product, and if OEM and Crossroads agree in good faith that it is necessary, Crossroads will, in its sole discretion, either:

                     (i) Offer OEM a Crossroads product that is functionally equivalent to the discontinued Crossroads Product at the same price for OEM's previously forecasted requirements for such discontinued Crossroads Product for the six (6) month period immediately following the six (6) month period specified in Section 7.2(a) above; or

                     (ii) Subject to the forecast requirements set forth in
Section 3.1 above, offer OEM an opportunity to purchase such discontinued Crossroads Product for delivery during the twelve (12) month period following Crossroads' notice of discontinuance as follows: (A) OEM may place one (1) order of up to sixty percent (60%) of its total forecasted requirements of discontinued Crossroads Product up to 90 days prior to discontinuance for delivery within 90 days after discontinuance; and (B) OEM may place one (1) additional order of up to forty percent (40%) of its total forecasted requirements for discontinued Crossroads within 45-days of discontinuance for delivery within 180 days after discontinuance.

              (c) For purposes of this Section, all orders for discontinued Crossroads Product placed by OEM pursuant to this Section shall be deemed a non-cancelable End-of-Life Order.

                                    ARTICLE 8

           TERM; TERMINATION; RIGHTS AND OBLIGATIONS UPON TERMINATION

         8.1 Term. Unless terminated earlier as provided herein, this Agreement shall have a term of three (3) years commencing on the Effective Date of this Agreement. Thereafter, this Agreement shall be automatically renewed for subsequent one (1) year terms unless either party provides the other party with sixty (60) days' notice of non-renewal before the end of the applicable term.

         8.2 Termination. This Agreement may be terminated by either party for cause immediately by written notice upon the occurrence of any of the following events:

              (a) if the other party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days (immediately in the case of a breach of Section 2.3(a) or Article 9) of written notice describing the breach; or

              (b) if the other ceases to do business, or otherwise terminates its business operations; or

              (c) if the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other.

         8.3  Rights and Obligations on Expiration or Termination.

              (a) Except to the extent expressly provided to the contrary in this Agreement, all rights to payment and the following provisions shall survive the termination of this Agreement: Article 1, Sections 2.2(b), 2.2(d), 2.3(a), 3.8, 6.2, 7.1(f), this Section 8.3 and 8.4, and Articles 9, 10, 11, and 13. Any rights of Crossroads to payments accrued through termination as well as obligations of the parties under firm orders for purchase and delivery of Crossroads Product at the time of such termination shall remain in effect, except that in the case of termination under Section 8.2(a), the terminating party may elect whether obligations under firm orders will remain in effect and except that Crossroads will not be obligated with respect to Delivery Dates more than three (3) months after termination.

              (b) Upon expiration or termination of this Agreement, all rights and licenses granted to OEM under this Agreement and any sublicenses will immediately cease; provided, however, that

(i) end user sublicenses to Crossroads Product granted pursuant to this Agreement shall not be revoked by the termination of this Agreement, (ii) unless termination is due to OEM's material breach, OEM may continue to distribute Crossroads Product in accordance with the terms of this Agreement for bona fide orders placed by OEM's distributors and other customers and accepted by OEM prior to the termination of this Agreement; provided such Crossroads Product are distributed pursuant to normal payment terms within thirty (30) days after termination of this Agreement, and (iii) Crossroads Product in the possession of OEM's distributors as of termination may be distributed in accordance with the terms of this Agreement to meet bona fide orders placed by customers or end users and accepted prior to termination; provided such Crossroads Product are distributed pursuant to normal payment terms within thirty (30) days after termination of this Agreement. In addition, upon any expiration or termination of this Agreement and subject to OEM's right to continue distribution of Crossroads Product as set forth above in this Section 8.3, OEM will, upon request by Crossroads, immediately return to Crossroads all Crossroads Product and related documentation in its possession, custody or control in whichever form held (including all copies, portions or embodiments thereof) and will immediately cease using any trademarks, service marks and other designations of Crossroads. Any Product returned pursuant to Crossroads' request will be credited to OEM at the then-current price less any depreciation in value and any reasonable administrative costs borne by Crossroads.

         (c) Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

         8.4 No Liability. Each party understands that the rights of termination hereunder are absolute and that it has no rights to a continued relationship with the other after termination except as expressly stated herein. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

                                    ARTICLE 9

                          INFRINGEMENT INDEMNIFICATION

         9.1 Infringement Indemnification. Crossroads shall defend and hold harmless OEM and its officers, directors, agents and employees from liability resulting from infringement by the Crossroads Product of any valid patent, trademark, trade secret or United States copyright as well as foreign counterparts, provided (a) Crossroads is promptly notified by OEM of any and all threats, claims and proceedings related thereto, (b) if requested by Crossroads, OEM provides Crossroads reasonable assistance in connection therewith and (c) Crossroads has sole control over the defense and all negotiations for a settlement or compromise provided that Crossroads shall consider in good faith OEM's input prior to any settlement or compromise Crossroads will not be responsible for any settlement it does not approve in writing. The foregoing obligation of Crossroads does not apply with respect to any Crossroads Product or portions or components thereof (i) not supplied by Crossroads, (ii) to the extent made in accordance to OEM specifications or requests, (iii) modified post-shipment by OEM, if the alleged infringement relates to such modification,
(iv) combined, processed or used with other products, processes or materials where the alleged infringement relates to such combination, process or use or
(v) where OEM continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement. OEM will indemnify Crossroads and its officers, directors, agents and employees from all actual damages, settlements, reasonable attorneys' fees and expenses (i) related to a claim of infringement or misappropriation excluded from Crossroads' indemnity obligation by the immediately preceding sentence or (ii) in connection with OEM's activities regarding the Crossroads Product other than in accordance with the terms and conditions of this Agreement.

                                   ARTICLE 10

                                LIMITED LIABILITY

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. CROSSROADS SHALL HAVE NO LIABILITY, EXCEPT WITH RESPECT TO SECTION 9.1 "INFRINGEMENT INDEMNIFICATION", FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO CROSSROADS HEREUNDER DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE OR FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL OR FOR ANY ALLOCATION OF CROSSROADS PRODUCT BETWEEN ITS CUSTOMERS IN THE EVENT OF A SHORTAGE.

                                   ARTICLE 11

                                 CONFIDENTIALITY

         11.1 "Proprietary Information" of a party will mean, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise, any technical business or financial information, ideas, know-how, processes or the like; provided, however, that any of the foregoing relating to the Crossroads Product, Hardware or Software or the manufacture, properties, computer code, algorithms, structure, use, composition or handling thereof shall be deemed solely the Proprietary Information of Crossroads.

         11.2 Each party receiving or holding (the "Receiving Party") Proprietary Information of the other (the "Disclosing Party") agrees (a) to hold the Disclosing Party's Proprietary Information in confidence and to take reasonable precautions to protect such Proprietary Information (including, without limitation, at least all precautions the Receiving Party employs with respect to its confidential materials), (b) not to divulge any such Proprietary Information or any information derived therefrom to any third person, and (c) not to make any use whatsoever at any time of such Proprietary Information except as expressly authorized in this Agreement. Any employee given access to any such Proprietary Information must have a legitimate "need to know" and shall be similarly bound in writing. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (a), (b) and (c) shall not apply with respect to information the Receiving Party can show (i) is in or (through no improper action or inaction by the Receiving Party or any agent or employee) enters the public domain, or (ii) was rightfully in its possession or known by it without restriction prior to receipt from the Disclosing Party, or
(iii) was rightfully disclosed to it by another person without restriction.

         11.3 Immediately upon termination of this Agreement, the Receiving Party will deliver to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof.

         11.4 The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations under this Article 11, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party and, therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law, The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach.

                                   ARTICLE 12

                                   INSURANCE

         12.1 During the term of this Agreement, Crossroads agrees to carry comprehensive general liability insurance in an amount no less than One Million Dollars ($1,000,000) per occurrence. Upon OEM's reasonable request, Crossroads shall deliver to OEM a copy of a certificate of insurance evidencing such coverage.

         12.2 During the term of this Agreement, OEM agrees to carry comprehensive general liability insurance in an amount no less than One Million Dollars ($1,000,000) per occurrence. Upon Crossroads' reasonable request, OEM shall deliver to Crossroads a copy of a certificate of insurance evidencing such coverage.

                                   ARTICLE 13

                                 MISCELLANEOUS

         13.1 Amendments and Modifications. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties. Furthermore, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver.

         13.2 Publicity. The parties agree to issue a mutually agreed upon joint press release regarding this Agreement at a time mutually agreed upon by the parties, but in no event later than May 1, 1998.

         13.3 Assignability. Neither this Agreement nor any rights, licenses or obligations hereunder, may be assigned by either party without the prior written approval of the non-assigning party. Notwithstanding the foregoing, either party may assign this Agreement to any acquirer of all or of substantially all of such party's stock, assets or business to which this Agreement relates.

         13.4 Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         13.5 Further Assurances. Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         13.6 Notice and Reports. All notices, consents or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid, or by commercial overnight courier service with tracking capabilities, costs prepaid, to the parties at the following addresses or such other addresses as may be designated in writing by the respective parties:

              To Crossroads: Crossroads Systems, Inc.
                             100 Century Center Court, Suite 100
                             San Jose, California 95112

                             Attention: Barbara Bardach

              To OEM:        StorageTek Network Systems Group
                             7625 Boone Avenue North
                             Minneapolis, Minnesota 55428

                             Attention: Carrie Barberena

         13.7 Relationships of the Parties. The parties hereto expressly understand and agree that OEM is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith and is responsible for any and all claims, liabilities, damages, debts, settlements, costs, attorneys' fees, expenses and liabilities of any type whatsoever [except as otherwise expressly indicated in this Agreement] that may arise on account of OEM's activities or those of its employees or agents (including, without limitation, subdistributors), including without limitation, providing unauthorized representations or warranties (or failing to effectively disclaim all warranties and liabilities on behalf of Crossroads) to its customers or breaching any term, representation or warranty of this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Crossroads and OEM as partners, agents or joint venturers with respect to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

         13.8 Waiver. The waiver by either party of a breach of any provision contained herein shall be effective only if set forth in a writing signed by both parties and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

         13.9 Applicable Law; Actions. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. [Except with respect to injunctive relief as allowed under this Agreement, any dispute arising under this Agreement shall be resolved by arbitration, in accordance with the then-current American Arbitration Association Rules, in Palo Alto, CA, if action is brought by OEM and in Denver, Colorado, if action is brought by Crossroads.] The prevailing party in any legal action to enforce or interpret this Agreement shall be entitled to reasonable costs and attorneys' fees.

         13.10 Headings. Paragraph headings used in this Agreement are inserted for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

         13.11 Export Control. Both parties agree to comply with the U.S. Foreign Corrupt Practices Act (regarding among other things, payments to government officials) and all export laws, restrictions, national security controls and regulations of the United States or other applicable foreign agency or authority, and not to export or re-export or allow the export or re-export of any Crossroads Product, Hardware, Software, documentation relating to any of the foregoing, Crossroads Proprietary Information (or technical data or information related thereto) or any copy or direct product thereof in violation of any such restrictions, laws or regulations, or without all required licenses and proper authorizations, to Cuba, Libya, North Korea, Iran, Iraq, or Rwanda or to any Group D:1 or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to part 740 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

         13.12 Entire Agreement. This Agreement (including all Exhibits hereto) contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same.

         13.13 Force Majeure. If the performance of this Agreement, or of any obligation hereunder, is prevented, restricted or interfered with by reason of acts of God, wars, revolution, civil commotion, acts of public enemies, blockage or embargo, act of government in its sovereign capacity, labor difficulties, including with limitation strikes, slowdowns, picketing or boycotts, or any other circumstances beyond the reasonable control of the party affected (collectively "Force Majeure Event"), the party affected, upon giving prompt notice to the other party (but in no event to exceed more than seven (7) days after learning of the Force Majeure Event) shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or interference (and the other party shall likewise be excused from performance of its obligations on a day-to-day basis to the extent such party's obligations are dependant upon the performance so prevented, restricted or interfered with); provided, however, that both parties shall proceed whenever such Force Majeure Event is removed or ceases.

         13.14 Year 2000 Compliance. Crossroads warrants that the Software is Year 2000 Compliant. For the purposes of this Agreement, "Year 2000 Compliant" shall mean that the Software will (i) accurately address, present, produce, store and calculate data involving dates beginning with January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression date based function; and (ii) provide that all date-related functionalities and data fields include the indication of century and millennium; and will perform calculations which involve a four-digit year field.

Notwithstanding the foregoing, OEM acknowledges and agrees that (i) the Software does not identify or remedy Year 2000 problems in third party operating systems or other applications not supplied by Crossroads, and (ii) the Software operates with the date information it receives; thus, if incorrect date information is provided by the user, the operating system, or from any other external product or other source, this information will be used by the Software as received. The foregoing Year 2000 Compliant warranty of Crossroads shall not apply to Year 2000 problems caused by such external sources.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

                       CROSSROADS SYSTEMS, INC.

                       By: /s/ BARBARA C. BARDACH
                          ------------------------------------------------------
                       Printed Name:  Barbara C. Bardach
                                    --------------------------------------------
                       Title:  Vice President, Business Development
                             ---------------------------------------------------

                       STORAGE TECHNOLOGY CORPORATION - NETWORK SYSTEMS GROUP

                       By: /s/ JOAN M. WRABETZ
                          ------------------------------------------------------
                       Printed Name:  Joan M. Wrabetz
                                    --------------------------------------------
                       Title:   Vice President, General Manager
                             ---------------------------------------------------

                                    EXHIBIT A

                                   OEM PRODUCT

OEM will bundle Crossroads Product with the StorageTek 9730 Tape Library.
The 9730 Library Storage Module is a rack mountable robotic tape handler capable of accepting 1 to 4 Quantum DLT 4000 (Digital Linear Tape) cartridge tape drives, Differential or Single Ended; or 1 to 4 DLT 7000 cartridge tape drives, Differential or Single Ended; or a combination.

Two 9730 configurations are available, one containing 18 cartridge locations and the other containing a maximum of 30 cartridge locations. When the fourth drive is installed in the library two cartridge slots are lost.

Drive specifications for the DLT 4000 verses the DLT 7000 have different nomenclature. Therefore the "N/A"s listed below may be found with a different parameter title.


      PARAMETER                              DLT 4000                      DLT 7000
      --------------------------------------------------------------------------------------

      Media                                  CompacTape I                  VDLTtape IV(1.)
      Cartridge Capacity
        Native                               20 Mbytes                     35 Mbytes
        Compressed                           40 Mbytes                     70 Mbytes
      Transfer Rate
        Native                               1.5 Mbytes/sec                5 Mbytes/sec
        Compressed                           3.0 Mbytes/sec                10 Mbytes/sec
      Interface                              SCSI-2 Fast/Narrow            SCSI-2 Fast/Wide
      Read/Write Tape Speed                  98 in/sec                     160 in/sec
      Rewind Tape Speed                      150 in/sec                    175 in/sec
      Average Rewind Time                    70 sec                        60 sec
      Maximum Rewind Time                    140 sec                       120 sec
      Average Multi-Track Search Time        69.6 sec                      N/A
      Average Access(from BOT)               N/A                           60 sec
      Maximum Access(from BOT)               N/A                           120 sec
      Load Times (Typical)                   30                            N/A
      Load media (& ready for 1/0)
        Load to BOT (formatted)              N/A                           35 sec
        Load to BOT (unformatted)            N/A                           52 sec
        Unload from BOT                      9 sec                         17 sec

StorageTek intends to support a wide range of Open System Servers and Operating Systems with its Fibre Channel Product offering. The Operating Systems which will be supported are:

      Windows NT   HPUX
      AIX          UNIX

The following Host Bus Adapters (along with their implicit Drivers) are being supported:

               Servers with a PCI Bus (Emulex)
               SBUS with RAID Storage (Jaycor)
               SBUS with non-RAID (SunPhoton)
               SGI (Native SGI)
               Hewlett-Packard (Native HP)

OEM will not incorporate Crossroads Product within any Product at this time.

                                    EXHIBIT B

                     CROSSROADS PRODUCT; HARDWARE; SOFTWARE

CROSSROADS PRODUCT
The Crossroads Fibre Channel-to-SCSI Router, CrossPoint 4100 ("CP4100"), provides bi-directional connectivity for data transfers between a Fibre Channel network and one SCSI bus. It translates (bridges) the SCSI protocol between the two media types.

The Crossroads Fibre Channel-to-SCSI CP4100 Router has a single Gigabit Fibre Channel port to connect to either a switched or FC-AL (Fibre Channel Arbitrated
Loop) network. Cabling support includes copper, multi-mode and single-mode optical fiber cables. SCSI support includes either single-ended or differential SCSI with automatic adjustment for narrow, wide, fast, fast/wide and Ultra SCSI.

HARDWARE
The CrossPoint 4100 is a self-contained system consisting of a power supply, a microprocessor, several megabytes of memory, and controllers for SCSI, Fibre Channel, 802.3 Ethernet, and a serial connection. The Hardware is comprised of:
     o    Chassis
     o    Main board with the following components:
          1.   Fibre Channel interface
          2.   GLM media interface
          3. Processor, incorporating independent data buffer and program memory spaces, and associated logic required to implement a stand alone processing system
          4.   Serial port is provided for system configuration
          5.   SCSI interface
     o    Power supply
     o    Fan
     o    Final Pack-out items include:
     o    US Power Cord
     o    Manual
     o    Terminator
     o    Stick-on-Feet
     o    Mounting Ears

SOFTWARE
Crossroads' proprietary CP4100 software controls the protocol translation between Fibre Channel nodes and SCSI devices. Crossroads software shall constitute that software providing functionality as referenced in Exhibit C.

OEM VERSION OF THE PRODUCT
The OEM's version of the CP4100 will be identified by the OEM Requirements Document and differentiated by the OEM-specific part numbers assigned thereto by Crossroads. Such part numbers are referenced on Exhibit D.

                                    EXHIBIT C

                        CROSSROADS PRODUCT SPECIFICATIONS

The parties agree that Crossroads Product Specifications for the CP4100 are already in OEM's possession and need not be attached hereto. The parties further agree that at any given point the active Product Specifications are those with the most recent revision date at the time in question and that such Product Specifications will routinely be provided to OEM under Crossroads' ECN (Engineering Change Notice) procedures. For the record, as of the date of this Agreement, the current CP4100 Product Specification revision number is DP64116 Rev A.

The parties further agree that the Crossroads Product Specification identifies all completed standard Agency Certifications. Should OEM require any special additional Agency Certification, the parties agree that Crossroads will perform, at the OEM's expense, the necessary work to obtain such Agency Certification and provide copies of such related reports to OEM.

MTBF calculations for the CP4100 are: 94,000 hours.

The parties further agree that from time to time and by mutual agreement, the parties may wish to add other Crossroads products to this Agreement. In each such case, both this Exhibit C and Exhibit D must be altered to incorporate and reflect any such agreed changes.

                                    EXHIBIT D

                                     PRICES

Crossroads Product Prices per Unit:

     CP4100 Box [Differential SCSI with Short-Wave (multi-mode) Media]:



          Evaluation Units                                                [****]
          Pre-Production Units (through First Article approval)           [****]
          Production (Volume) Units (Calendar 1998)            [****]     [****]       [****]
                                                               -----      -----        -----
                                                               [****]     [****]       [****]

          Changes to above:   Single-Ended SCSI                       less $ 40
                              Copper Media                            less $175
                              Long-Wave (single-mode) Media           plus $800
                              Standard Rails                          plus $ 38


Warranty Extension: Warranty extension is a one-time selectable option (i.e., all CP4100 units must carry the same warranty). Above pricing includes 15-month warranty. Warranty may be extended to a total of either option shown below by adding one of the following to above pricing:

                                 24-month total Warranty     plus $100
                                 36-month total Warranty     plus $200

FRU Prices: No "Spare Parts" or FRUs" (Field Replaceable Units) are provided under this Agreement.

Drop-Shipment Fees: $50/unit (FOB Crossroads); up to $100 per destination per shipment

Product Part Number Cross-Reference List: For ease of ordering, each of the following OEM Part #s will be associated with a single specific total price that reflects the actual combination of the appropriate per unit prices shown above. A price list reflecting this information will be issued on a quarterly basis.


      OEM Part #                 STK Model/Feature                    OEM Product Description             Crossroads Part #
      ----------                 -----------------                    -----------------------             -----------------

1.   89129980-01                 SNFC311                              StorageNet Fibre Channel/               AF78020
                                                                      SCSI Bridge 3100 w/
                                                                      SE SCSI & Copper plus Rails

2.   89129980-02                 SNFC312                              StorageNet Fibre Channel/               AF78021
                                                                      SCSI Bridge 3100 w/
                                                                      Diff SCSI & Copper plus Rails

3.   89129980-03                 SNFC313                              StorageNet Fibre Channel/               AF78022
                                                                      SCSI Bridge 3100 w/
                                                                      SE SCSI & SW Optical plus Rails

4.   89129980-04                 SNFC314                              StorageNet Fibre Channel/               AF78023
                                                                      SCSI Bridge 3100 w/
                                                                      Diff SCSI & SW Optical plus Rails

5.   89129980-05                 SNFC315                              StorageNet Fibre Channel/               AF78024
                                                                      SCSI Bridge 3100 w/
                                                                      SE SCSI & LW Optical plus Rails

****CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.


6.   89129980-06                 SNFC316                       StorageNet Fibre Channel/               AF78025
                                                               SCSI Bridge 3100 w/
                                                               Diff SCSI & LW Optical plus Rails

                                    EXHIBIT E

    TRAINING FEES: REFURBISHMENT PRICES; SPECIAL RETEST/RECONFIGURATION FEES

1.   Training Fees

         As of the Effective Date, Crossroads' additional training fee for one-day on-site training is $2,000 per day plus travel and expenses.

2.   Refurbishment Prices and Turn-Around Times.

         As of the Effective Date, Crossroads' refurbishment prices and turn-around times are as follows:

                  $1,000 per out-of-warranty unit;
                  three (3) business day turn-around time; and $250 "Premium Service Fee" for one (1) business day expedited turn-around time

         The above out-of-warranty repair pricing does not include any repair to any Crossroads Product that has been subject to fraud, tampering, unauthorized modifications or improper servicing, unusual physical or electrical stress, unsuitable operating or physical conditions, misuse, abuse, negligence or accidents, and further provided, however, that the Product is not missing any parts, and contains only genuine Crossroads parts.

         Out-of-warranty repair process and pricing will be reviewed by Crossroads and OEM on at least an annual basis.

3.   Retest Fees.

         As of the Effective Date, Crossroads' retest and repackaging fee for undamaged Product under the acceptance or warranty period will be $75.

4.   Reconfiguration Fees.

         As of the Effective Date, Crossroads' reconfiguration fee for the CP4100 will be $225 plus any required parts.

                                    EXHIBIT F

                          FORECAST & ORDER FLEXIBILITY

1. Forecast Adjustments. Orders placed by OEM will reflect its regular forecasts submitted under Section 3. When such regular forecasts are increased month-to-month by more than 25% within the closest 90-day period, OEM and Crossroads will work together to ensure that Crossroads is prepared to support such increases.

2. Order Lead-time. The following schedule is applicable to OEM's orders that are placed on a regular monthly basis in accordance with Section 3. In all other cases, order lead-time remains sixty (60) days.

         a. OEM's initial monthly purchase order for each Crossroads Product hereunder ("Initial Purchase Order") will be placed sixty (60) days in advance of requested delivery.

         b. Subsequent consecutive purchase orders for such Crossroads Product placed during the next three months (3) months after the Initial Purchase Order must be submitted to Crossroads by OEM at least forty-five (45) days in advance of OEM's requested ship date.

         c. Thereafter, all purchase orders for such Crossroads Product shall be submitted to Crossroads by OEM at least thirty (30) days in advance of OEM's requested ship date.

3. Order Adjustments. OEM may increase or decrease the number of units of Crossroads Product ordered in a purchase order hereunder only as provided below and only upon providing Crossroads with prior written notice pursuant to the schedule set forth below. Such adjustment schedule is expressly conditioned upon OEM meeting the lead-time requirements above and not adjusting any monthly forecast hereunder more than twenty-five percept (25%) month to month. OEM has the right to cancel any unshipped order that will be delivered more than 30 days late unless otherwise agreed in writing with Crossroads.

  Number of Months Commencing
after the month of OEM's Initial        Written Notice Received Prior        %                      %
       Purchase Order                     to Scheduled Delivery Date      Increase              Decrease
--------------------------------        -----------------------------     --------              --------
         Months 1-3                                45-60 days              + 25%                  -50%
                                                  61-120 days              + 50%                 -100%
                                                    >120 days              +100%

         Month 4+                                  20-30 days              + 25%                  -50%
                                                   31-60 days              + 50%                 -100%
                                                     >60 days              +100%

4. Reschedules: OEM may reschedule a purchase order hereunder only as provided in Section 3.6 of this Agreement and only upon providing Crossroads with prior written notice of the rescheduled delivery date pursuant to the schedule set forth below:

         Months 1-3      28 days written notice prior to the scheduled ship date

         Month 4+        14 days written notice prior to the scheduled ship date

                                   EXHIBIT G

                           RETURN MATERIAL PROCEDURE

Crossroads' Customer Service Repair (CSR) is available for in- and out-of-warranty repair of our products as well as special rework and reconfiguration requests. All repairs will be made at the applicable Crossroads out-source manufacturer's site. Failure analysis can be performed on CSR repaired/replaced product upon request. A Crossroads Customer Quality Engineer is available to address questions and concerns about failed Product.

RMA Process

OEM will contact their Crossroads Account Manager to initiate a request for return of any Product. An RMA (Return Material Authorization) number must be issued by Crossroads prior to any product, including DOAs, being returned by OEM.

Typically, the Crossroads Account Manager will issue a Return Material Authorization (RMA) number to the OEM within one (1) business day receipt of the of the request. Under certain circumstances, advance replacement of units is possible using a pre-agreed upon bank of RMA (return material authorization) numbers. The Account Manager will also notify Order Administration of the RMA number and terms of replacement.

The OEM's RMA request must include the following:

   Unit Model Number (OEM's and/or Crossroads')
   Unit Serial Number
   Description of Failure (if known; must specify if request for RMA is for DOA) Quantity to Return
   Ship-to and Bill-to Address
   Debit Amount, if Applicable (must specify Purchase Order against which to apply)
   OEM Contact Name and Telephone Number
   Any Special Requests (including rework or expedite, etc.)

Return of Product to Crossroads
In all cases, the RMA number must be clearly visible on the shipping box and the packing slip. All shipments should be sent to the following address:

                  Crossroads Customer Service Repair
                  RMA #
                  c/o Xetel Corporation
                  2105 Gracy Farms Lane
                  Austin, Texas 78758

DOA Product
New Build product that fails during a specified time frame (acceptance period) is considered to be DOA Product. Such acceptance failures (DOAs) may require verification by a Crossroads Field Applications Engineer prior to issuance of an RMA. DOA Product return and replacement will be handled according to the OEM Agreement.

Failed Product
All non-DOA defective Product must be returned to Crossroads within ten (10) business days of issuance of the RMA.

CSR RMA Procedure cont'd

Repair Turnaround Time
Crossroads maintains a buffer of repaired product in order to support an advance replacement of Failed Product within three (3) business days or less of issuance of an RMA. Crossroads may repair or replace the Failed Product with either new or refurbished product. Replaced Product for which the OEM does not return the Failed Product within ten (10) business days after issuance of the RMA, will be invoiced at the full current value of the Product.

Expedited Replacements
To ensure minimal downtime, OEM and Crossroads plan to each hold a reasonable number of replacement units in inventory for quick advance fulfillment of Failed Product. In the event that the OEM does not have a replacement unit in stock for a failed product, a priority shipment from Crossroads' stock may be requested, for a special expedite fee, to be made within one (1) business day.

Repair Warranty
Crossroads warrants the repaired or replaced product for the greater of either: a period of ninety (90) days after return of repaired or replaced product to OEM; or, the remaining warranty period of the original product that was requested to be repaired or replaced.

Freight Costs
DOA:               Crossroads specifies carrier and pays freight/insurance both ways.
In-Warranty:       OEM specifies in-bound carrier and pays associated
                   freight/insurance; Crossroads specifies return carrier and pays associated freight/insurance.
Out-of-Warranty:   OEM specifies carrier and pays freight/insurance both ways.
Expedite Fees:     OEM pays all expedite fees.

RMA Request Form
A copy of Crossroads' RMA Request Form is available from your Crossroads Account Manager.

                                    EXHIBIT H

                              AUTHORIZED PURCHASERS

There are no Authorized Purchasers other than OEM who may purchase Crossroads Product under this Agreement.

                                    EXHIBIT I

                          PRODUCT QUALITY/RELIABILITY

Overall Product Reliability Performance
Crossroads agrees to ensure that over an assumed five (5) year useful life the Product purchased by OEM under this Agreement meets the reliability standards (based on FRU Life) set forth in the Reliability Standards section below. If over an assumed five (5) year life, the Product fails to meet the reliability standards by more than fifteen percent (15%), then Crossroads shall use its best efforts to implement a corrective action plan as defined in the Reliability Standards section below and will deliver engineering change orders free of charge to OEM in order to achieve such reliability standards.

Decisions of non-compliance shall be statistical based. Population sampling shall be random. Statistical tests for non-compliance shall involve hypothesis testing with a probability level of 0.05 for rejection statements of the null hypothesis. In statistical terms the null hypothesis is that the product equals the reliability standards with the adjustment described elsewhere within this document. The alternate hypothesis is that the product performance is worse than the reliability standards with the described adjustment.

In addition, if such failure (i.e., over the said 15% limit) causes additional service requirements on the part of OEM over and above those assumed in the Specifications, then Crossroads shall provide OEM with a credit against any account receivable due from OEM pursuant to this Agreement (or, if no such account receivable is then due, OEM shall have the right to offset against future purchase order amounts). The credit shall be one (1) hour of OEM's then current fully burdened hourly cost for technical support for each service call that is required over those contemplated by those standards set out in the Reliability Standards section below. OEM's current fully burdened hourly cost is $150.

Actual performance against the performance standards set forth in the reliability specifications in the Reliability Standards section below will be reviewed on a quarterly basis using statistical control charting techniques unless OEM requests a monthly review. Data from a control chart shall be used within a hypothesis test to assess unsatisfactory common cause performance. Unsatisfactory special cause issues identified from a control chart will be reported to Crossroads for improvement plans. To the extent that failures have exceeded this standard using statistical analysis techniques, it will be the responsibility of OEM to initiate discussion with Crossroads concerning improvements in the actual performance, and at OEM's option, any firm orders not yet Delivered may be deferred or canceled until such standards have been met. Notwithstanding the above procedure, if the warranty claims begin to escalate such that OEM has discovered a failure trend using statistical analysis technique, Crossroads agrees to work with OEM to promptly validate such a trend and implement a corrective action plan, including mandatory changes in the field population. To assist Crossroads with its efforts for continual improvement and issue investigation, OEM agrees to supply the data, control charts, and Pareto analysis of failure types resulting from all quarterly or monthly reviews even though the criterion is not exceeded. Crossroads might be able to identify from this information opportunities for improvement that would make product performance even better.

Epidemic Failures
In the event that OEM has a statistically valid reason to believe that any Product or Spare Parts contain one or more Epidemic Failure Defects, OEM shall promptly give Crossroads written notice of all relevant details with respect to such potential Epidemic Failure Defect or Defects. If, after joint investigation, it is determined that such defect is an Epidemic Failure Defect, then Crossroads shall reimburse OEM for the cost, if any, of providing repaired or replacement Spare Parts from the lot or lots subject to the defect. In addition, Crossroads shall, at its option, either:

     1. to the extent necessary to meet OEM's requirements for field replacement and inventory renewal, exchange the Spare Parts from the lot or lots subject to the defect or, if not practicable, the Product containing the Epidemic Failure Defects for new Spare Parts or Product; or
     2.   repair all Epidemic Failure Defects at Crossroads' cost; or
     3. accept return of the Spare Parts, or, if not practicable, the Product with Epidemic Failure Defects and grant OEM credit for such Spare Parts or Product, as the case may be, as depreciated on the basis of a straight-line depreciation schedule based on a life expectancy of sixty (60) months.

In addition, if OEM has supplied any labor to install any exchange or replacement Spare Parts to Units already delivered, then Crossroads shall provide OEM with a credit against any account receivable due from OEM pursuant to this Agreement (or if no such account receivable is due, OEM shall have the right to offset against future purchase order amounts). The credit shall be one
(1) hour of OEM's then current fully burdened hourly cost for technical support for each service call that is required over those contemplated by those standards set out in the Reliability Standards section below. OEM's current fully burdened hourly cost is $150. At OEM's option, any firm orders not yet Delivered may be deferred or canceled until such standards have been met. Notwithstanding the above procedure, if the warranty claims begin to escalate such that OEM reasonably believes that it has discovered a failure trend, Crossroads agrees to work with OEM to promptly validate such a trend and implement a corrective action plan, including mandatory engineering changes in the field population.

Reliability Standards

The FRU life of Crossroads Product shall comply to the requirements specified in the following table:

        OEM'S Part         Crossroads                                        FRU LIFE
          Number             Product           FITS           MTBF          (in years)
       -----------         ----------         ------          ----          ----------
       89129980-01         CP4100-SC          10,638         94,000            10.7
       89129980-02         CP4100-DC          10,638         94,000            10.7
       89129980-03         CP4100-SF          10,638         94,000            10.7
       89129980-04         CP4100-DF          10,638         94,000            10.7
       89129980-05         CP4100-SL          10,638         94,000            10.7
       89129980-06         CP4100-DL          10,638         94,000            10.7

The following table specifies the FRU life for OEM's product Model Feature combination based upon the reliability standard specified above.

FRU Life per Model/Feature Combination

                          Total                   FRU LIFE
        Model             Fits           MTBF    (in years)
       -------           ------         ------   ----------
       SNFC311           10,638         94,000     10.7
       SNFC312           10,638         94,000     10.7
       SNFC313           10,638         94,000     10.7
       SNFC314           10,638         94,000     10.7
       SNFC315           10,638         94,000     10.7
       SNFC316           10,638         94,000     10.7


The above Mean Time Between Failure (MTBF) calculations are based upon an industry standard method such as Bellcore, MIL-STD-217, etc., which demonstrate compliance with the reliability standards. For purposes of this Appendix, the MTBF calculations are based upon an ambient temperature of 40 degrees C.

If the Product purchased by OEM under this Agreement fails to meet the reliability standards (based on FRU Life) set forth in this Appendix and based on the terms of Section 21 of this Agreement, then Crossroads shall use its best efforts to implement a corrective action plan which shall include elements which are substantially equivalent to the following:

o a list of RCI (Reliability Critical Items) which identify major reliability risk components or assemblies based on the following criteria:
     1.   Single Source Parts
     2. New Technology (i.e. new processing methodology, unproven design, immature technology, etc.)
     3.   Custom components (ASICs, etc.)
     4.   Poor quality/reliability history
     5. Tight design/operating margin (i.e. possible timing problems due to thermal or other influences)

o a plan to identify alternatives and risk reduction methods related to RCI items.

o    the following evaluative testing:
     1. Design verification test (DVT) both hardware and software (voltage and timing margins, data stress tests, normal operating temperature testing)
     2. Accelerated life testing (HALT) - design limits, thermal ramping, elevated vibration and temperature
     3. Mechanical testing (fragility, packaging, acoustics; altitude/humidity if required)
     4. Environmental stress screen (ESS) determination and thermal evaluation for hot spots and lack of cooling. Parameters for manufacturing burn-in of all units determined.

o    resolution of all deficiencies uncovered by the evaluation tests.

o    a closed loop corrective action system to provide:
     1.   Failure tracking and resolution
     2.   Data retrieval to determine field performance and MTBF
     3.   Trend analysis for defective parts or symptoms of design deficiency